EXHIBIT 99.1

FreightCar America, Inc. Reports First Quarter 2019 Results

Company continues to execute its ‘Back to Basics’ initiatives; reaffirms full-year delivery and material cost savings guidance; product development now a top priority

CHICAGO, May 01, 2019 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the first quarter ended March 31, 2019.

Business Highlights

  First quarter revenue of $70.7 million on deliveries of 641 units
  First quarter net loss of $14.0 million, or $1.12 per diluted share
  Total cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit of $68.7 million at March 31, 2019, essentially unchanged from the prior quarter
  Backlog now totals 1,752 railcars with an aggregate value of approximately $152 million
  Company reaffirms guidance to deliver between 2,500 and 3,500 railcars and achieve additional material cost savings of between $2,000 and $3,000 per railcar, on a run-rate basis, excluding commodity price movements, by the end of 2019

"We have made tremendous progress on our strategic initiatives to revamp our operations and reduce material and labor costs. As this work continues, we are also now accelerating efforts to strengthen our product portfolio to better align with market needs and drive top-line growth,” said Jim Meyer, President and Chief Executive Officer of FreightCar America. "Our results were in line with our expectations for the quarter and as we have said previously, our goal is to be substantially retooled as a company within the year and to have FreightCar America well positioned for long-term growth and success, beginning in 2020.”

First Quarter Results

  Consolidated revenues were $70.7 million in the first quarter of 2019 compared to $83.0 million in the same quarter of 2018. The Company delivered 641 railcars in the first quarter of 2019, all of which were new railcars. This compares to 1,094 railcars delivered in the first quarter of 2018, which included 891 new railcars, 81 rebuilt railcars, and 122 leased railcars.

  The Company had a diversified backlog totaling 1,752 railcars at March 31, 2019, valued at approximately $152 million.

  Consolidated operating loss for the first quarter of 2019 was $14.5 million compared to an operating loss of $8.6 million for the first quarter of 2018.

  Net loss in the first quarter of 2019 was $14.0 million, or $1.12 per diluted share, compared to net loss of $6.4 million, or $0.51 per diluted share, in the first quarter of 2018.  The quarterly loss was primarily attributable to lower volumes, price/mix, and higher warranty costs associated with products produced in prior years.

  Cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit were $68.7 million as of March 31, 2019, compared to $68.0 million at December 31, 2018.

  Effective the beginning of the quarter, the Company adopted the new lease accounting standard which added lease liabilities and right-of-use assets to the Company’s balance sheet.

First Quarter 2019 Conference Call & Webcast Information

The Company will host a conference call and live webcast on Thursday, May 2, 2019 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s first quarter 2019 financial results. To participate in the conference call, please dial (800) 288-8960, Confirmation Number 466777.  Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 466777

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call.  An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on May 2, 2019 until 11:59 p.m. (Eastern Daylight Time) on June 2, 2019.  To access the replay, please dial (800) 475-6701.  The replay pass code is 466777.  An audio replay of the call will be available on the Company’s website within two days following the earnings call.

About FreightCar America, Inc.

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the Shoals facility, including the facility not meeting internal assumptions or expectations and unforeseen liabilities from Navistar; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and other competitive factors. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2019	2018
	(In thousands)
Assets
Current assets
Cash, cash equivalents and restricted cash equivalents	$65,000	$45,070
Restricted certificates of deposit	1,668	4,952
Marketable securities	1,998	18,019
Accounts receivable, net	9,290	18,218
Inventories, net	52,700	64,562
Other current assets	7,373	5,012
Total current assets	138,029	155,833

Property, plant and equipment, net	43,406	45,317
Railcars available for lease, net	64,370	64,755
Right of use asset	74,174	-
Goodwill	21,521	21,521
Other long-term assets	2,583	2,311
Total assets	$344,083	$289,737

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$30,586	$34,749
Accrued payroll and other employee costs	1,998	1,639
Reserve for workers’ compensation	3,527	3,344
Accrued warranty	11,045	9,309
Customer deposits	1,281	3,000
Deferred income state and local incentives, current	2,219	2,219
Deferred rent, current	-	6,466
Lease liability, current	16,840	-
Other current liabilities	1,325	1,324
Total current liabilities	68,821	62,050
Accrued pension costs	5,752	5,841
Accrued postretirement benefits, less current portion	4,907	4,975
Deferred income state and local incentives, long-term	6,387	6,941
Deferred rent, long-term	-	15,519
Lease liability, long-term	77,281	-
Accrued taxes and other long-term liabilities	476	801
Total liabilities	163,624	96,127

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	86,074	90,593
Treasury stock, at cost	(4,572)	(9,721)
Accumulated other comprehensive loss	(8,145)	(8,188)
Retained earnings	106,975	120,799

Total stockholders’ equity	180,459	193,610
Total liabilities and stockholders’ equity	$344,083	$289,737

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(In thousands, except for share and per share data)

Revenues	$70,708	$82,973
Cost of sales	77,557	83,569
Gross loss	(6,849)	(596)
Selling, general and administrative expenses	7,667	7,996
Restructuring and impairment charges	—	—
Operating loss	(14,516)	(8,592)

Interest expense and deferred financing costs	(36)	(32)
Other income (expense)	319	381
Loss before income taxes	(14,233)	(8,243)
Income tax (benefit) provision	(201)	(1,839)
Net loss	$(14,032)	$(6,404)

Net loss per common share – basic	$(1.12)	$(0.51)

Net loss per common share – diluted	$(1.12)	$(0.51)

Weighted average common shares outstanding -
basic	12,337,013	12,306,011

Weighted average common shares outstanding -
diluted	12,337,013	12,306,011

Dividends declared per common share	$—	$—

FreightCar America, Inc.
Segment Data
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(In thousands)
Revenues:
Manufacturing	$67,595	$79,733
Corporate and Other	3,113	3,240
Consolidated revenues	$70,708	$82,973

Operating loss:
Manufacturing	$(9,637)	$(3,816)
Corporate and Other	(4,879)	(4,776)
Consolidated operating loss	$(14,516)	$(8,592)

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(In thousands)
Cash flows from operating activities

Net loss	$(14,032)	$(6,404)
Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities:
Net proceeds from Shoals transaction	—	2,655
Depreciation and amortization	3,206	2,550
Amortization expense – right-of-use leased assets	3,202	—
Recognition of deferred income from state and local incentives	(554)	(555)
Deferred income taxes	—	(1,992)
Stock-based compensation recognized	689	836
Other non-cash items, net	(736)	273
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	8,928	(5,330)
Inventories	12,591	1,930
Inventories on lease	—	(9,186)
Other assets	(2,355)	(3,323)
Accounts and contractual payables	(4,516)	2,284
Accrued payroll and employee benefits	359	338
Income taxes receivable/payable	(200)	650
Accrued warranty	1,736	979
Lease liability	(5,037)	—
Other liabilities	(1,460)	1,223
Accrued pension costs and accrued postretirement benefits	(114)	(418)
Net cash flows provided by (used in) operating activities	1,707	(13,490)

Cash flows from investing activities

Purchase of restricted certificates of deposit	(1,117)	(1,040)
Maturity of restricted certificates of deposit	4,400	1,308
Purchase of securities held to maturity	(1,986)	(41,244)
Proceeds from maturity of securities	18,025	32,005
Purchases of property, plant and equipment	(760)	(182)
Proceeds from sale of property, plant and equipment and railcars available for lease	—	228
Net cash flows provided by (used in) investing activities	18,562	(8,925)

Cash flows from financing activities

Employee stock settlement	(59)	(118)
Deferred financing costs	(280)	—
Net cash flows used in financing activities	(339)	(118)

Net decrease in cash and cash equivalents	$(19,930)	$(22,533)
Cash, cash equivalents and restricted cash equivalents at beginning of period	$45,070	$87,788
Cash, cash equivalents and restricted cash equivalents at end of period	$65,000	$65,255

INVESTOR & MEDIA CONTACT	Christopher J. Eppel
TELEPHONE	(800) 458-2235